EXHIBIT 99.1

March 4, 2008
FOR IMMEDIATE RELEASE

India Globalization Capital, Inc
www.indiaglobalcap.com
CONTACT: Ram Mukunda  (301-983-0998)
Email: ram@indiaglobalcap.com
Fax: 240-465-0273
AMEX: IGC

INDIA GLOBALIZATION CAPITAL, INC. (IGC) RESCHEDULES
 SPECIAL MEETING OF STOCKHOLDERS TO MARCH 6, 2008
AND ANNOUNCES INDICATIONS OF INTEREST  FROM CERTAIN INVESTORS
TO PURCHASE OUTSTANDING SHARES OF ITS COMMON STOCK

India Globalization Capital, Inc. (AMEX: IGC.U, IGC, IGC.WT, “IGC”) announced today that a Special Meeting of Stockholders originally scheduled to be convened on Wednesday, February 20, 2008 at 10:00 a.m., Eastern Standard Time, will be postponed until Thursday, March 6, 2008 at 10:00 a.m., Eastern Standard Time as IGC continues to seek proxies.  The Meeting will take place at its original location, the offices of Seyfarth Shaw, LLP 815 Connecticut Ave, N.W., Suite 500, Washington, D.C. 20006.

IGC also announced today that certain investors have indicated an interest in purchasing outstanding shares of IGC's common stock and using their reasonable efforts to assist brokers in causing such shares to be voted in favor of IGC's proposed acquisition of a 63% equity interest in Sricon Infrastructures, Limited (“Sricon”) and a 77% equity interest in Techni Bharathi Limited (collectively, the "Proposed  Acquisition") at IGC's upcoming Special Meeting of Stockholders.  These investors have indicated that these  purchases would be conditioned on receiving additional shares of IGC common stock from IGC's founders upon the closing of the Proposed Acquisition.  The IGC founders and the investors have not yet agreed upon the maximum number of shares of IGC common stock that may be delivered by the founders to the investors.  The proposed share deliveries by IGC's founders are conditioned on the investors agreeing to purchase and use their reasonable efforts to assist brokers in causing shares of IGC common stock to be voted in favor of the Proposed Acquisition and the other items of business to be considered at IGC's Special Meeting of Stockholders to be held on March 6, 2008 and on the approval by stockholders, and subsequent consummation of, the Proposed Acquisition.

IGC expects that any purchases by these investors would be effected in privately negotiated transactions with IGC stockholders who were stockholders of IGC as of the February 4, 2008 record date and who have voted against the Proposed Acquisition and have stated their intention to seek conversion of their shares into a pro rata share of the trust fund established in connection with IGC's initial public offering. These shares would be purchased at prices to be negotiated between the sellers and the investors, although it is expected that the per share price would be equal to the per share amount held in trust for payment to the holders of IGC common stock who vote against the Proposed Acquisition and request conversion of their shares. The amount in the trust is currently estimated at $5.94 per share (net of taxes). The investors also would be entitled to certain demand and piggyback registration rights that were granted to the IGC founders in respect of their pre-IPO shares.

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ABOUT IGC

Based in Bethesda, Maryland, IGC is a special purpose acquisition company for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses with primary operations in India.   IGC raised approximately $67.8 million in gross proceeds through its initial public offering consummated in March 2006 and has dedicated its time since the initial public offering to seeking and evaluating business combination opportunities in India.

ADDITIONAL INFORMATION

IGC has filed with the SEC a definitive proxy statement and a supplement to the definitive proxy in connection with the Acquisition Proposal.  Investors are urged to carefully read the proxy statement, supplement and any other relevant documents filed with the SEC when they become available, because they will contain important information about IGC and the Acquisition Proposal.  Copies of the proxy statements and other documents filed by IGC will be available at the website maintained by the SEC at www.sec.gov.